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                                     EXHIBIT 4.1

                            BROTHERS GOURMET COFFEES, INC.









                          SENIOR SUBORDINATED NOTE AGREEMENT



                               Dated: December 27, 1996



                                     $15,000,000









                DILMUN FINANCIAL SERVICES, AN UNLIMITED IRISH COMPANY






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         THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE SUBORDINATED
         TO THE PRIOR PAYMENT IN FULL OF THE OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN THE SUBORDINATION AGREEMENT DATED DECEMBER 27, 1996, MADE BY AND BETWEEN SANWA BUSINESS CREDIT CORPORATION AND DILMUN FINANCIAL SERVICES (AND ACKNOWLEDGED BY BROTHERS GOURMET COFFEES, INC.) IN
         FAVOR OF THE LENDERS AND THE AGENT REFERRED TO IN SUCH SUBORDINATION AGREEMENT.


                          SENIOR SUBORDINATED NOTE AGREEMENT


    THIS SENIOR SUBORDINATED NOTE AGREEMENT is made as of the 27th day of December, 1996, by and between Dilmun Financial Services, an unlimited Irish company, ("Dilmun"), having an office at Harbourmaster Place 4, International Financial Services Centre, Dublin, Ireland and Brothers Gourmet Coffees, Inc. ("Borrower"), a Delaware corporation, having an office at 2255 Glades Road, Suite 100 E, Boca Raton, Florida 33431.

SECTION 1.    GENERAL DEFINITIONS

    1.1 DEFINED TERMS. When used herein, the following terms shall have the following meanings:

    ACCREDITED INVESTOR - as defined in Rule 501 under the Securities Act.

    AFFILIATE - as to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

    AGENT - Dilmun (or any assignee of Dilmun pursuant to Section 10.6 hereof), in its capacity as Lender or, if there shall be more than one Bank hereunder, Dilmun (or any successor Agent pursuant to Section 8.7 hereof), in its capacity as Agent hereunder.

    AGREEMENT - this Senior Subordinated Note Agreement, as the same may be modified or amended from time to time.

    AUTHORIZED OFFICER - the Chief Executive Officer, Chief Financial Officer, President or Vice President - Finance and Administration of Borrower.

    BANK - Lender, or if there shall be more than one lender hereunder, each such lender and its respective assignees, if any, pursuant to Section 10.6 hereof.

    BIB - BIB Holdings (Bermuda) Ltd.

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    BUSINESS DAY - a day on which the Federal Reserve Bank of New York is open for business in New York, New York.

    CAPITAL EXPENDITURES - for any fiscal period, without duplication, all expenditures (whether made in the form of cash or other property) by Borrower or any Subsidiary during such period for, or contracts for expenditures with respect to, any fixed assets or improvements, or for renewals.

    CAPITAL STOCK - any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

    CAPITALIZED LEASE - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

    CAPITALIZED LEASE OBLIGATION - any obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with such principles.

    CASH FLOW COVERAGE RATIO - for any fiscal period, the ratio of (a) Consolidated EBITDA for such period, plus Slotting Fees amortization during such period, minus Slotting Fee Payments during such period, minus Capital Expenditures during such period, minus income and franchise taxes paid during such period to (b) the aggregate of all interest paid in cash during such period, plus current maturities of long-term debt during such period; PROVIDED, that any calculation of the Cash Flow Coverage Ratio under Section 5.2(K) which includes any accounting period in fiscal year 1997 shall exclude (i) Slotting Fee Payments made by Borrower to Yucaipa during fiscal year 1997 in an amount not to exceed $8,000,000, (ii) Capital Expenditures made by Borrower during fiscal year 1997 with respect to Yucaipa stores in an amount not to exceed $853,000 and (iii) Capital Expenditures made by Borrower during fiscal year 1997 with respect to Borrower's Houston, Texas manufacturing facility in an amount not to exceed $2,500,000 (collectively, the "Excluded Expenditures"); PROVIDED FURTHER that, for purposes of calculating the Cash Flow Coverage Ratio for any fiscal period, any such Excluded Expenditure or portion thereof shall be included in any such accounting period only to the extent that such Excluded Expenditure or portion thereof was actually paid or disbursed in such accounting period.

    CHANGE OF CONTROL - any event, transaction or occurrence as a result of which any person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) shall own, directly or indirectly, more than fifty percent (50%) of the aggregate economic and voting rights associated with the ownership of the issued and outstanding voting stock of all classes of Borrower on a fully diluted basis.

    CLOSING DATE - December 27, 1996.

    COMMISSION - the Securities and Exchange Commission.

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    CONSOLIDATED EBITDA - for any Person and its Consolidated Subsidiaries, for
any period, the net income (or net loss) of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, plus (a) the sum, without duplication, of (i) gross interest expense for such period minus gross interest income for such period, in each case determined in accordance with GAAP, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense net of negative goodwill amortization (other than amortization of Slotting Fees) and (v) extraordinary or unusual non-cash losses (PROVIDED such extraordinary or unusual losses do not at any time result in a cash outlay by such person), less (b) extraordinary gains, each determined on a consolidated basis for such Person and its Consolidated Subsidiaries.

    CONSOLIDATED NET INTEREST EXPENSE - for any Person and its Consolidated Subsidiaries for any period, gross interest expense of such Person and its Consolidated Subsidiaries for such period determined in conformity with GAAP (not including the Deferred Interest accrued during such period), less the following for such Person and its Consolidated Subsidiaries determined in conformity with GAAP: (i) the sum of (a) interest income for such period and
(b) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus the following for such Person and its Consolidated Subsidiaries determined in accordance with GAAP: (ii) the sum of (a) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (b) the expending of upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense).

    CONSOLIDATED SUBSIDIARY - of a Person at any time shall mean each of the Subsidiaries of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.

    CONSOLIDATED TANGIBLE NET WORTH - with respect to a Person and its Consolidated Subsidiaries, the excess of (i) the aggregate net book value of the assets (excluding goodwill unamortized non-compete agreements, unamortized transaction costs in connection with the Restructuring and other intangible assets classified as such in accordance with GAAP) (but including Slotting Fees) of such Person and its Consolidated Subsidiaries on a consolidated basis after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset) less (ii) the Consolidated Total Liabilities of such Person and its Consolidated Subsidiaries on a consolidated basis, in each case computed and combined in accordance with GAAP.

    CONSOLIDATED TOTAL LIABILITIES - for a Person and its Consolidated Subsidiaries, at any date, without duplication, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person (except that the Notes of Borrower issued in connection with this Agreement reflected on the balance sheet shall be included at their face value) and its Consolidated Subsidiaries and, includes, without limitation, in any event, all Indebtedness of such Person and its Consolidated Subsidiaries at such date whether or not the same would be shown.

    CONTROL (and with correlative meaning, CONTROLS, CONTROLLED or CONTROLLING)
- the possession, directly or indirectly, of power either to (i) vote 10% or more of the Voting Stock or (ii) direct or cause the direction of the management and policies of a Person, whether by

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contract or otherwise; and, as to a natural Person, such Person's spouse, parents, siblings and lineal descendants.

    CURRENT SENIOR LOAN AGREEMENT - the Loan and Security Agreement, dated as of May 29, 1996, among the Senior Agent, Senior Lenders and Borrower, as the same may be further modified, amended or supplemented after the execution and delivery hereof.

    CURRENT SENIOR LOAN DOCUMENTS - the Current Senior Loan Agreement and any and all agreements, instruments and documents executed in connection with the Current Senior Loan Agreement, as the same may be further modified, amended or supplemented after the execution and delivery hereof.

    CURRENT SUBORDINATION AGREEMENT - the subordination agreement of even date herewith made by Sanwa and Dilmun, as subordinated creditor, in favor of Sanwa and the other Senior Lenders under the Current Senior Loan Agreement, which shall be in the form of Exhibit C hereto as the same may be further modified, amended or supplemented after the execution and delivery hereof.

    DEFAULT - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

    DISPOSITION PLAN - the plan of disposition of Borrower's previous retail operations adopted by the Board of Directors of Borrower in June 1995.

    DOLLARS and the symbol $ - lawful money of the United States of America.

    EMPLOYEE PLAN - an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the five (5) calendar years preceding the date of any borrowing hereunder) for employees of Borrower or any of its ERISA Affiliates.

    ENVIRONMENTAL ACTIONS - refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgement, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials
(i) from any assets, properties or businesses of Borrower or any of its Subsidiaries or any predecessors in interest, (ii) from or onto any adjoining properties or businesses or (iii) from or onto any facilities which received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessors in interest.

    ENVIRONMENTAL LAWS - means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.) and the Occupational Safety and Health Act (29 U.S.C.
Section 651 ET SEQ.), as such laws may be amended or supplemented from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment,

                                     4
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decree, permit, license or other binding determination of any Governmental
Authority imposing liability or establishing standards of conduct for protection of the environment.

    ERISA - the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

    ERISA AFFILIATE - with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning the Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

    EVENT OF DEFAULT - as defined in Section 7.1 of this Agreement.

    EXCHANGE ACT - the Securities Exchange Act of 1934, as amended from time to time and all rules and regulations promulgated from time to time thereunder.

    FEDERAL FUNDS RATE - for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by it.

    FINANCIAL STATEMENTS - the audited combined financial statements for Borrower for the fiscal year ended December 29, 1995 and unaudited combined financial statements of Borrower for the three months ended March 29, 1996, June 28, 1996 and September 27, 1996.

    FISCAL YEAR - the 52/53 week period ending on the Friday closest to December 31 of each year, or such other fiscal year of Borrower and its Consolidated Subsidiaries that is agreed to in writing by the Senior Agent.

    GAAP - generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the American Institute of Certified Public Accountants or any successor institution or association.

    GOVERNMENTAL AUTHORITY - any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    GROSS-UP TAXES - as defined in Section 3.6(B) of  this Agreement.

    HAZARDOUS MATERIALS - include (i) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, (ii) petroleum and its refined products, (iii) polychlorinated

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biphenyls, (iv) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials and (v) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

    HEDGING AGREEMENT - any interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of Borrower, and any confirming letter executed pursuant to such agreement, all as further amended, modified or supplemented from time to time.

    HOLDER - as defined in the Warrant.

    INDEBTEDNESS - as to any Person, without duplication, (i) indebtedness for borrowed money (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices), (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business), (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof, (v) obligations and liabilities directly or indirectly guaranteed by such Person,
(vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property (excluding forward coffee purchase contracts), (vii) Capitalized Lease Obligations, (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person and (ix) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other Hedging Agreements or arrangements each calculated on a basis reasonably satisfactory to the Senior Agent and in accordance with accepted practice.

    INDEMNITIES - as defined in Section 10.1 of this Agreement.

    INTEREST - as defined in Section 3.1(A) of this Agreement.

    INTEREST PAYMENT DATE - as defined in Section 3.4(B) of this Agreement.

    INTERNAL REVENUE CODE - the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations from time to time promulgated thereunder.

    INVENTORY - all goods and merchandise of Borrower and its Subsidiaries including, but not limited to, all raw materials, work in process, piece goods, finished goods, materials and supplies of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired.

    LENDER - each of Dilmun, its respective assignees pursuant to Section 10.6 hereof and any other Bank hereunder, and in the event of the issuance of the Warrant Notes, Holder.

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    LIEN - any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

    LOAN - as defined in Section 2.1 of this Agreement.

    LOAN ACCOUNT - the account of Lender at Chase Manhattan Bank, London, England, Account No. 178-66-301, Swift No. CHASGB2L, CHIPS UID No. 018646, to which payments shall be made pursuant to Section 3.5 of this Agreement, or such other account as may be specified by Lender for such purpose, by notice to Borrower.

    LOAN DOCUMENTS - this Agreement, the Warrant and the Note.

    MATERIAL ADVERSE CHANGE - any change with respect to or affecting Borrower or any of its Subsidiaries, having a Material Adverse Effect.

    MATERIAL ADVERSE EFFECT - as determined by the Required Banks in their reasonable business judgment, a material adverse effect upon (i) the assets, business, operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as whole, (ii) the ability of Borrower to perform its obligations under any Loan Document or (iii) the legality, validity or enforceability of any Loan Document; notwithstanding that such extent does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

    MATERIAL CONTRACT - with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of Five Hundred Thousand Dollars ($500,000) or more (other than contracts that by their terms may be terminated by any party thereto in the ordinary course of its business upon less than 60 days notice) or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

    MATURITY DATE - as defined in Section 2.2 of this Agreement.

    MAXIMUM RATE - as defined in Section 3.1(B) of this Agreement.

    MULTIEMPLOYER PLAN - a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which Borrower or any ERISA Affiliate has contributed to, or has been obligated to contribute to, during the six (6) years preceding the date hereof.

    NON-EXCLUDED TAXES - Taxes arising from (i) a change described in Section 3.6(C) of this Agreement, (ii) Borrower's failure to exercise reasonable efforts described in Section 3.6(E) of this Agreement or (iii) the recharacterization of payments under this Agreement as other than payments of interest and principal pursuant to Section 163(e)(5)(B) of the Internal Revenue Code.

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    NOTE - the senior subordinated promissory note or notes to be made by
Borrower on the Closing Date in favor of Lender to evidence the Loan from Dilmun, which shall be in the form of Exhibit A annexed hereto, and , if issued pursuant to the Warrant, the Warrant Notes to evidence the Loan from Holder, in the form of Exhibit A annexed to the Warrant, and any note or notes issued in replacement or substitution therefor, as any such note or notes may be further amended, modified, or supplemented from time to time after the execution and delivery hereof.

    OBLIGATIONS - (i) the obligations of Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by it in respect of any Loan Document, whether for principal, Interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of Borrower), fees or otherwise and (ii) the obligations of Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document.

    OTHER TAXES - as defined in Section 3.6(A) of this Agreement.

    PERMITTED INVESTMENTS - (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper, maturing not more than one (1) year after the date of issue rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group, (iii) overnight bank deposits, certificates of deposit and bankers' acceptances, in each case maturing not more than one (1) year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000), (iv) repurchase agreements having maturities of not more than one hundred eighty (180) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the government of the United States of America or any agency thereof, and (v) investments by Borrower in its Subsidiaries.

    PERSON - an individual, partnership, association, corporation, limited liability company, joint stock or other company, entity, trust or unincorporated organization, or a government or agency or political subdivision thereof.

    PREPAYMENT DATE - any date upon which the Loan (or any portion thereof) is being prepaid pursuant to Section 3.3 of this Agreement.

    PRIVATE PLACEMENT MEMORANDUM - the Confidential Private Placement Memorandum, dated October 1996 with respect to the issuance of $10,000,000 Senior Subordinated Notes due 2003 with Warrants to Purchase Common Stock (and all Exhibits thereto) delivered by Borrower in connection with the transactions contemplated by this Agreement, including financial information delivered in writing by Borrower to Dilmun through December 16, 1996.

    PRO RATA SHARE - means with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the aggregate unpaid principal amount of the Loan

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represented by any Note held by such Lender and the denominator of which shall be the aggregate unpaid principal amount of the Loan.

    RELEASE - any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

    REPLACEMENT SUBORDINATION AGREEMENTS - all subordination agreements (other than the Current Subordination Agreement) entered into by Lender, Borrower and the Senior Agent and/or Senior Lenders under any Senior Loan Agreement, pursuant to which Lender shall subordinate the Obligations to Senior Indebtedness substantially on the same terms as in the Current Subordination Agreements, as further amended, modified or supplemented from time to time after the execution and delivery hereof.

    REPORTABLE EVENT - an event described in Section 4043 of ERISA (other than an event not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation under the regulations promulgated under such Section).

    REQUIRED BANKS - Lender or Banks, in each case holding, in the aggregate, any Note or Notes evidencing at least sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of the Loan.

    REQUIRED SENIOR LENDERS - the Required Lenders, as defined in the Current Senior Loan Agreement, or any analogous term, as defined in any other Senior Loan Agreement.

    SANWA - Sanwa Business Credit Corporation.

    SECURITIES ACT - the Securities Act of 1933, as amended from time to time and all rules and regulations from time to time promulgated thereunder.

    SECURITY - shall have the same meaning as in Section 2(l) of the Securities Act.

    SENIOR AGENT - Sanwa, in respect of the Current Senior Loan Documents, or any replacement agent thereunder, or in the case of any other Senior Loan Agreement, the agent for the Senior Lenders thereunder.

    SENIOR INDEBTEDNESS - the "Sanwa Debt" as such term is defined in the current Subordination Agreement, or any like term as defined in any Replacement Subordination Agreements.

    SENIOR LENDERS - any and all lenders that provide financial accommodation, advances and/or credit under any Senior Loan Agreement.

    SENIOR LOAN AGREEMENTS - the Current Senior Loan Documents and any and all agreements (and any and all instruments and documents delivered in connection therewith) that constitute amendments, modifications, supplements, extensions, renewals, rollovers, refundings

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and refinancings of the Current Senior Loan Documents and pursuant to which financial accommodation, advances and/or credit are provided to Borrower or any of its Subsidiaries.

    SLOTTING FEE PAYMENTS - for any applicable fiscal period, any payments made by Borrower, whether by cash, credit or otherwise, during such period with respect to Slotting Fees.

    SLOTTING FEES - all fees payable by Borrower or its Subsidiaries under a contract with a customer for a designated (a) amount of shelf space of such customer for a designated length of time or (b) poundage of coffee.

    STRUCTURING FEE - as defined in Section 3.2 of this Agreement.

    SUBORDINATION AGREEMENTS - the Current Subordination Agreement and any Replacement Subordination Agreements.

    SUBSIDIARY - with respect to any Person, any other Person of which such Person owns or controls the voting of, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the Voting Stock or other ownership interests representing more than fifty percent (50%) of the ordinary voting power of such entity at the time of determination.

    TAX - any tax, levy, impost, duty, withholding, assessment, fee or other charge which is assessed, levied or imposed or calculated for any government, governmental, semi-governmental administration fiscal or judicial body, department, commission, authority, tribunal agency or entity (including without limitation any penalty, addition to tax or interest payable in connection or with any failure to pay or any delay in paying any of the same).

    TERMINATION EVENT - (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes Borrower or any of its ERISA Affiliates to incur material liability under Section 409, 502, 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan under
Section 4041(c) of ERISA, (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate an Employee Plan or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan, which events described in clauses (i) through (v) above could reasonably be likely to have a Material Adverse Effect.

    TRADEMARK RIGHTS - as defined in Section 4.20 of this Agreement.

    VOTING STOCK - (i) Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), (ii) other ownership interests having ordinary voting power with respect to a Person or (iii) Securities or other interests convertible into, or exercisable or exchangeable for, Securities or other ownership interests of the type described in clause (i) or (ii) above.

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    WARRANT - the Warrant, dated of even date herewith, from Borrower to BIB or its designee(s), for the purchase of up to 1,245,000 shares of common stock of Borrower which shall be in the form of Exhibit E annexed hereto.

    WARRANT NOTE - the senior subordinated promissory note or notes, if issued by Borrower to Holder pursuant to the Warrant to evidence the Loan from Holder, in the form of Exhibit A annexed to the Warrant.

    1.2 ACCOUNTING TERMS. Unless otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with the application of GAAP in the preparation of the Financial Statements, and all financial data pursuant to this Agreement shall be prepared in accordance with such principles.

    1.3 CERTAIN MATTERS OF CONSTRUCTION. Terms defined herein in the singular shall have the correlative meaning when used in the plural and vice versa. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to refer to the masculine, feminine and neuter genders. The Section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to the knowledge of Borrower (and phrases of similar import) shall include the knowledge of each of the Subsidiaries of Borrower.

    1.4 TIME REFERENCES. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding;" PROVIDED, HOWEVER, that with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one (1) full day.


SECTION 2.  THE LOAN

    2.1 THE LOAN. Dilmun shall make a loan to Borrower in the principal amount of Fifteen Million Dollars ($15,000,000) which shall be funded in full on the Closing Date, and following the Closing Date, Holder may make a loan to Borrower in such amounts and at such times as set forth in the Warrant (collectively, the "Loan"). The proceeds of the Loan from Dilmun shall be applied by Borrower solely in the amounts and for the purposes set forth on
Schedule 2.1 hereto.   The proceeds of the Loan from Holder, if made,  shall
be applied by Borrower to the working capital of Borrower, or as otherwise agreed between Borrower and Holder. The Loan from Dilmun shall be evidenced by the Note in favor of Lender in the form of Exhibit A annexed hereto. The Loan from Holder, if made, shall be evidenced by the Warrant Note, in the form of Exhibit A to the Warrant. The Loan shall be payable in accordance with the terms of this Agreement and the Notes.

    2.2 REPAYMENT OF THE LOAN. The outstanding principal amount of the Loan shall be repaid on December 26, 2002 (the "Maturity Date").

SECTION 3.  INTEREST, FEES, PREPAYMENTS AND REPAYMENT

    3.1  INTEREST.

         (A) Interest ("Interest") shall accrue (i) from and after the Closing Date, on the outstanding principal amount of the Loan from Dilmun, at the rate of eleven and one-quarter percent (111/4%) per annum, and (ii) if applicable, from and after the dates the Warrant Notes are issued, on the outstanding principal amount of the Loan from Holder at the rate of sixteen percent (16%) per annum; in each case, compounded quarterly, on the basis of twelve (12), thirty (30) day months elapsed over a year of three hundred sixty (360) days.

         (B) In no contingency or event whatsoever shall the aggregate of all amounts, including, without limitation, any Interest, deemed to be interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Rate"). If, in any calendar quarter or any other period during which Interest shall accrue hereunder, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate in respect of Interest for that period shall be the Maximum Rate, and, if in future periods, that interest rate in respect of Interest would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of Interest paid hereunder equals the amount of Interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of Interest paid or accrued under the terms of this Agreement is less than the total amount of Interest which would have been paid or accrued if the interest rates set forth in this Agreement had at all times been in effect, then Borrower shall, to the extent permitted by applicable law, pay Lender an amount equal to the difference between (i) the lesser of (a) the amount of Interest which would have been charged if the Maximum Rate had, at all times, been in effect or (b) the amount of Interest which would have accrued had the interest rates set forth in this Agreement, at all times, been in effect and (ii) the amount of Interest actually paid or accrued under this Agreement. In the event that a court determines that Lender has received Interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than Interest, in the inverse order of maturity, and if there are no Obligations outstanding, Lender shall refund to Borrower such excess.

    3.2 STRUCTURING FEE. Borrower shall pay Agent on January 3, 1997, an amount equal to Three Hundred Thirty Seven Thousand Five Hundred Dollars ($337,500) (which amount equals two and one-quarter percent (21/4%) of Fifteen Million Dollars ($15,000,000)) (the "Structuring Fee"), representing certain additional funding costs in relation to the Loan. The Structuring Fee shall be deemed to be fully earned and nonrefundable upon the funding of the Loan. In addition, Borrower shall pay Agent on the Closing Date, an amount equal to Agent's and any other Bank's reasonable out-of-pocket costs and expenses incurred relating to the Loan, including but not limited to the fees and expenses of legal counsel and tax advisors to Agent or any Bank.

    3.3 OPTIONAL PREPAYMENTS. From and after the Closing Date, Borrower may prepay the Loan, in whole or in part, at any time, upon at least five (5) Business Days' irrevocable prior written notice to Lender. Any partial prepayment of the outstanding principal amount of the Loan shall be in the amount of Five Hundred Thousand Dollars ($500,000) or in integral multiples of Five Hundred Thousand Dollars ($500,000). Any prepayment of principal on any Prepayment Date pursuant to this Section 3.3 shall be accompanied by payment of the amount of:

                   (i) all Obligations (other than principal and Interest) due and payable on such Prepayment Date; and

                   (ii) all Interest accrued (and not yet paid) through such Prepayment Date on the outstanding principal amount of the Loan being prepaid.

    3.4 PAYMENTS. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are expressly in conflict with this Section 3.4 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as set forth in this
Section 3.4.

         (A) The principal amount of the Loan shall be due and payable as provided in Sections 2.2, 3.3 or 7.1 hereof, as applicable.

         (B) Interest accrued on the outstanding principal amount of the Loan shall be due and payable in arrears on the earliest of (i) the last day of March, June, September and December of each year commencing on March 31, 1997 (each such date being sometimes referred to herein as an "Interest Payment Date"), (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, (iii) any Prepayment Date or (iv) the Maturity Date.

         (C) Except as may be otherwise provided in Section 3.2 hereof, costs, fees, expenses and any Obligations payable pursuant to this Agreement other than principal and Interest shall be due and payable by Borrower to Lender or to any other Person designated by Lender in writing (i) on demand, or (ii) whether or not any demand has been made, upon (a) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, (b) any Prepayment Date or (c) the Maturity Date.

    3.5 PAYMENT PROCEDURES. Each payment payable by Borrower to Lender under this Agreement, the Note or any of the other Loan Documents shall be made directly to Lender, to the Loan Account, not later than 2:00 p.m., on the due date of each such payment, by wire transfer of immediately available federal funds in United States Dollars. If any sum would, but for the provisions of this Section 3.5, the Note or any of the other Loan Documents, become due and payable to Lender on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and the Interest so payable to Lender shall be adjusted by Lender accordingly.

    3.6  TAXES.

         (A) OTHER TAXES. Borrower shall pay any present or future stamp, documentary, excise, property or similar Taxes, charges or levies that arise from any payment made under the Loan Documents by Borrower or from the execution, delivery, performance, release, discharge, amendment, enforcement, attempted enforcement or registration of, or otherwise with respect to, this Agreement, any other Loan Document or any transaction contemplated by this Agreement or any other Loan Document as any and all of the foregoing relate to Borrower (hereinafter referred to as "Other Taxes").

         (B) TAX INDEMNITY. Borrower shall indemnify Lender for the full amount of Non-Excluded Taxes and Other Taxes, including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.6 (such Taxes being hereinafter referred to as "Gross-Up Taxes") which Borrower is required to make a deduction for or which are paid by such Lender in respect of either the Loan Documents or payments made by Borrower under the Loan Documents (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender makes written demand therefor.

         (C) CHANGE IN ACCOUNT, BRANCH, OR LAW ETC. If Borrower is required by law to make any deductions in respect of Taxes from any payments under this Agreement due to (a) a change of account, permanent establishment or other branch through which Borrower makes the payments under this Agreement or (b) a change in the applicable law, regulation or treaty, or any official application or interpretation thereof, Borrower shall promptly notify Lender of such change, the Taxes arising from the change shall be considered Non-Excluded Taxes and Borrower shall indemnify Lender in accordance with
Section 3.6(B).

         (D) SURVIVAL OF OBLIGATIONS. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.6 shall survive the payment in full by Borrower of all principal and Interest hereunder, until six (6) months after the expiration of the applicable statute of limitation with respect to any Gross-Up Taxes, Non-Excluded Taxes and Other Taxes.

         (E) FILINGS BY LENDER. (i) Borrower shall use reasonable efforts in good faith to file (or update the filing of) any certificate or document provided or requested by the Lender or take any reasonable action requested by the Lender if the filing of such certificate or document or the taking of such action would avoid the need for, reduce the amount of, or assist in the recovery of any payment of Taxes, or avoid the circumstances giving rise to the need for such payment and (ii) in the event Borrower fails to exercise the reasonable efforts in good faith described in Section 3.6(E)(i) above, the Taxes arising from such failure shall be considered Non-Excluded Taxes and Borrower shall indemnify Lender in accordance Section 3.6(B).

         (F) RECOVERY OF TAXES. The parties to this Agreement agree to reasonably assist each other (consistent with its pre-existing internal policies applied on a nondiscriminatory basis and legal and regulatory restrictions) to recover any Taxes paid in connection with the Agreement or transactions contemplated hereunder.

         (G) ADDITIONAL INTEREST. All payments made by a party to this Agreement pursuant to this Section 3.6 shall to the extent permitted by law be treated by such party as additional interest.

    3.7  [Intentionally omitted]

    3.8 APPLICATION OF PAYMENTS AND COLLECTIONS. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or any person designated by Lender against the Obligations, in such manner as Lender may deem advisable consistent with the terms of this Agreement, notwithstanding any entry by Lender upon any of its books and records. Notwithstanding the foregoing provisions of this Section 3.8, unless otherwise specified by Lender, any payment or collection in respect of any of the Obligations (other than quarterly payments of Interest pursuant to Section 3.4(B) hereof) shall be applied by Lender (a) first, to the payment of all Obligations (if any) other than the principal and Interest due and payable at such time, (b) next, to the payment of all Interest which shall then be due and payable on the principal amount of the Loan and (c) next, to the payment of the outstanding principal amount of the Loan.


SECTION 4.  REPRESENTATIONS AND WARRANTIES

    To induce Lender to enter into this Agreement and to make advances hereunder, Borrower represents and warrants to Lender, on the date hereof and on each Closing Date, that:

    4.1 ORGANIZATION, GOOD STANDING, ETC. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization set forth in
Schedule 4.5 hereto, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of Borrower, to make the borrowings hereunder and to consummate the transactions contemplated by the Loan Documents and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

    4.2 AUTHORIZATION, ETC. The execution, delivery and performance by Borrower of each of the Loan Documents (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene the charter, by-laws, articles of organization, operating agreement or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in the violation, breach of, conflict with, accelerate the due date of any payments under, or (without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any Material Contract to which the Borrower or any of its Subsidiaries is a party, or to which any of their respective assets are subject or otherwise bound, (iv) do not and will not result in or require the creation of any Lien, upon or with respect to any of its properties and (v) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect. Except as set forth on
Schedule 4.2 hereto, no consent of any party to any Material Contract to which Borrower or any of its Subsidiaries is a party, or to which any of their respective assets are subject or otherwise bound, is required.

    4.3 GOVERNMENTAL APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by Borrower of each of the Loan Documents.

    4.4 ENFORCEABILITY OF LOAN DOCUMENTS. This Agreement is, and each other Loan Documents, when delivered hereunder, will be, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors' rights and remedies and by general principles of equity.

    4.5  SUBSIDIARIES.

         (A) Schedule 4.5(A) hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding capital stock of each Subsidiary of Borrower in existence on the date hereof.
 Except as set forth on Schedule 4.5(A) hereto, all shares of such stock owned by Borrower or one or more of its Subsidiaries, as indicated in such Schedule, are owned free and clear of all Liens and all such shares have been duly authorized and validly issued and are fully paid and non-assessable.

         (B) No such Subsidiary has issued any Securities convertible into, or exchangeable for capital stock of such Subsidiary, and there are no outstanding options or warrants to purchase capital stock of any such Subsidiary of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including, without limitation, any right of first refusal, options, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing, other than those set forth on Schedule 4.5(B).

    4.6 LITIGATION. Except as set forth on Schedule 4.6 hereto, there is no pending or, to the best of Borrower's knowledge, threatened claim, action, suit or proceeding affecting Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator, and to the best of Borrower's knowledge, there are no presently existing facts or circumstances likely to give rise to any such claim, action, suit or proceeding. There is no pending or, to the best of Borrower's knowledge, threatened claim, action, suit or proceeding affecting Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator which is reasonably likely to have a Material Adverse Effect.

    4.7  FINANCIAL CONDITION.

         (A) The Financial Statements, copies of which have been delivered to Lender, fairly present the financial condition of Borrower and its Consolidated Subsidiaries as at the respective dates thereof and the results of operations of Borrower and its Consolidated Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 29, 1995 (as modified by the projections contained in the Private Placement Memorandum) there has been no Material Adverse Effect. The accountants whose report on the audited Financial Statements is filed with the Commission are, and during the periods covered by their report(s) were, independent certified public accountants with respect to Borrower within the meaning of the Securities Act and the rules and regulations thereunder. Except as set forth on Schedule 4.7(A), since September 27, 1996, neither Borrower nor any of its Subsidiaries has (i) undertaken any liability or obligation, direct or contingent, except for liabilities or obligations undertaken in the ordinary course of business, (ii) issued any securities or incurred any liability or obligation, primary or contingent, for borrowed money, (iii) entered into any transaction not in the ordinary course of business, (iv) made any change in its accounting methods or practices, (v) taken any action nor has any event occurred which would require the filing of a Current Report on Form 8-K by Borrower with the Commission, (vi) declared or paid any dividend or made any distribution on any of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock or (vii) incurred any Indebtedness.

         (B) Borrower has heretofore furnished to Lender in the Private Placement Memorandum pro forma consolidated statements of financial condition and pro forma consolidated statements of operations of Borrower and its Consolidated Subsidiaries as of the dates and for the periods specified therein. Such pro forma statements are the unaudited consolidated financial statements of Borrower and its Consolidated Subsidiaries, as of the dates and for the periods specified therein, adjusted to give effect to the financing contemplated by this Agreement and the Current Senior Loan Documents and certain other events and assumptions as set forth therein. Such pro forma financial statements (including any related schedules and notes) have been prepared on the basis of the statements and assumptions set forth therein and the projections and the assumptions expressed therein were reasonably based on the information available to Borrower at the time so furnished.

         (C) Borrower has heretofore furnished to Lender in the Private Placement Memorandum projected balance sheets, income statements and statements of cash flow prepared on an annual basis for the years specified therein. Such projections were believed at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by Borrower, and have been based on assumptions believed by Borrower to be reasonable at the time made and upon the best information then reasonably available to Borrower.

    4.8 COMPLIANCE WITH LAW, ETC. Neither Borrower nor any of its Subsidiaries is in violation of its charter or by-laws, articles of organization or operating agreement, as the case may be, any law or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties, except where such violation of an instrument or agreement is not reasonably likely to have a Material Adverse Effect. Borrower has timely made all filings required to be made under the Exchange Act and such filings have complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

    4.9 ERISA. Schedule 4.9 hereto sets forth each Employee Plan and Multiemployer Plan. Except as set forth on Schedule 4.9 hereto, (i) each Employee Plan is in substantial compliance with the applicable provisions of ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered or made available to Agent, is complete and correct, and since the date of such report there has been no material adverse change to the Employee Plan, (iv) no Employee Plan had an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of
Section 412 of the Internal Revenue Code at any time during the previous 12 months and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 12 months. Except as set forth on Schedule 4.9 hereto, none of Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates have incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, and neither Borrower nor any of its Subsidiaries is aware of any facts indicating that Borrower or any other Loan Party or any of their respective ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the Internal Revenue Code, neither Borrower nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates or coverage after a participant's termination of employment. Neither Borrower nor any of its Subsidiaries or any of their respective ERISA Affiliates have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.

    4.10 TAXES, ETC. Borrower and its Subsidiaries have, on a timely basis, properly filed, caused to be filed or have been included in all material Tax returns, reports and statements (whether federal, provincial, state, local or otherwise) required to be filed in all jurisdictions in which such returns, reports and statements are required to be filed. All such Tax returns are correct and complete in all material respects. Borrower and its Subsidiaries have, on a timely basis, paid all material Taxes shown thereon to be due (taking into account any applicable extensions with respect thereto), together with applicable interest and penalties, except to the extent such Taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof. Borrower and its Subsidiaries have no corporate acquisition indebtedness within the meaning of Section 279(b) of the Internal Revenue Code.

    4.11 REGULATION U. Neither Borrower nor any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

    4.12 NATURE OF BUSINESS. Except as set forth on Schedule 4.12, neither Borrower nor any of its Subsidiaries is engaged in any business other than the processing, contracting for, roasting, packaging, distribution and sale, on a wholesale basis, of gourmet coffee and related products and the Disposition Plan.

    4.13 ADVERSE AGREEMENTS, ETC. Neither Borrower nor any of its Subsidiaries is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which materially adversely affects, or, to the best knowledge of Borrower, in the future is reasonably likely to result in a Material Adverse Effect.

    4.14 HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither Borrower nor any of its Subsidiaries is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

    4.15 PERMITS, ETC. Each of Borrower and its Subsidiaries possesses all material licenses, permits, approvals and authorizations required for it lawfully to own and operate its respective businesses.

    4.16 TITLE TO PROPERTIES. Each of Borrower and its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all Liens and other types of preferential arrangements, except such as are permitted by Section 5.2(A) hereof or where the failure to have such title or the existence of such Liens or arrangements would not, either singly or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

    4.17 FULL DISCLOSURE. No Loan Document or schedule or exhibit thereto and no certificate, report, statement or other document or information furnished in writing by or on behalf of Borrower or any of its Subsidiaries to Lender in connection herewith or with the consummation of the transactions contemplated hereby, including, without limitation, all filings of Borrower under the Securities Act and the Exchange Act made prior to the date hereof and the Private Placement Memorandum, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect. To the best of Borrower's knowledge, there is no fact reasonably likely to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

    4.18 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.18, (i) the operations of Borrower and its Subsidiaries are in compliance with Environmental Laws, except where non-compliance would not, either singly or in the aggregate, reasonably be likely to have a Material Adverse Effect,
(ii) there have been no Releases at any of the properties owned or operated by Borrower or any of its Subsidiaries or a predecessor in interest, or, to the knowledge of Borrower, at any disposal or treatment facility which received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessor in interest, except where such Releases would not, either singly or in the aggregate, reasonably be likely to have a Material Adverse Effect, (iii) no Environmental Actions have been asserted against Borrower or any of its Subsidiaries or any predecessor in interest, nor does Borrower have knowledge or notice of any threatened or pending Environmental Actions against Borrower or any of its Subsidiaries or any predecessor in interest which would, either singly or in the aggregate, reasonably be likely to have a Material Adverse Effect and (iv) to the knowledge of Borrower, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by Borrower or any of its Subsidiaries or any predecessor in interest which, either singly or in the aggregate, would reasonably be likely to result in a Material Adverse Effect.

    4.19 INSURANCE. Borrower and its Subsidiaries keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by them and (iv) such other insurance as may be required by law or as may be reasonably required in writing by the Senior Agent, except in all cases where such failure to do so would not, either singly or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

    4.20 PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES.

         (A) Each of Borrower and its Subsidiaries owns or is licensed to use all material trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses (collectively "Trademark Rights") which are necessary for the conduct of the business of such party.
Schedule 4.20(A) hereto sets forth all such Trademark Rights owned or which are licensed to each of Borrower and its Subsidiaries.

         (B) None of Borrower or its Subsidiaries are infringing upon the rights of others in connection with their use of the Trademark Rights or are acting adversely to any of such Trademark Rights. There is no claim or action by any such other person pending, or, to the knowledge of any officer of Borrower, threatened against Borrower or any of its Subsidiaries with respect to any of the rights or property referred to in this Section 4.20, other than those set forth on Schedule 4.20(B).

    4.21 SOLVENCY. Immediately prior to and after giving effect to the transactions contemplated or required to occur by this Agreement and the Current Senior Loan Agreement: (i) the fair value of the assets of Borrower exceeds the book value of the liabilities of Borrower; (ii) Borrower is generally able to pay its debts as they become due and payable; and (iii) Borrower does not have unreasonably small capital to carry on its business as it is currently conducted.

    4.22 CAPITAL STRUCTURE.

         (A) The authorized capital stock of Borrower consists of 15,000,000 shares of Common Stock, of which 10,362,605 are outstanding, 2,700,000 shares of Class B Common Stock, of which 839,332 are outstanding and 10,000,000 shares of Preferred Stock, of which none are outstanding. Each outstanding share of capital stock has been duly and validly authorized and issued, fully paid, and non-assessable, without any personal liability attaching to the ownership thereof and has not been issued in violation of any preemptive rights of stockholders of Borrower.

         (B) Borrower has not issued any interests, rights or Securities convertible into, or exchangeable for, a membership interest any sort of ownership interest in Borrower, and there are no outstanding options or warrants to purchase any such membership or ownership interest in Borrower of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including, without limitation, any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing, other than those set forth on Schedule 4.22(B).

    4.23 BROKERAGE, ETC. There are no claims for appraisal fees, brokerage commissions, finder's fees, investment banking fees or any similar fees in connection with the transactions contemplated by this Agreement or the Current Senior Loan Documents, other than those set forth on Schedule 4.23, and neither Lender nor any other Bank is or will become obligated to pay any such fees. None of Borrower, any Subsidiary or any Affiliate of Borrower or any Subsidiary have, directly or indirectly, paid or delivered any fee, commission, sum of money or item of value to a finder, agent, governmental official and other Person, which such party knows or has reason to believe was illegal under any law or regulation of any country, local government or municipality having jurisdiction.

    4.24 MATERIAL CONTRACTS. Set forth on Schedule 4.24 hereto is a complete and accurate list as of the date hereof of all Material Contracts of Borrower and its Subsidiaries, showing the parties, subject matter and term thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each of Borrower and its Subsidiaries that is a party thereto and, to the best of Borrower's knowledge, all other parties thereto in accordance with its terms,
(ii) has not been otherwise amended or modified and (iii) there exists no default under any Material Contract by Borrower or any Subsidiary party thereto or, to Borrower's knowledge, any other party thereto, except to the extent that the failure of the Material Contracts to comply with the representations set forth in clauses (i), (ii) or (iii) above, would not, in any single case or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         4.25 LABOR MATTERS. Except as disclosed on Schedule 4.25, there are no strikes, work stoppages, labor disputes, decertification petitions, union organizing efforts, grievances or other controversies pending or, to the best of Borrower's knowledge after diligent inquiry, threatened, between Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect. All collective bargaining agreements, labor agreements or other contracts with or affecting any employee of Borrower or any Subsidiary necessary to continue to conduct the business operations of Borrower or such Subsidiary are in full force and effect. Except as disclosed on Schedule 4.25, neither Borrower nor any Subsidiary has any obligation under any collective bargaining agreement or any employment agreement. To the best of Borrower's knowledge, there is no organizing activity pending or threatened by any labor union or group of employees. Except as disclosed on Schedule 4.25, there are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees has made a pending demand for recognition. There are no material complaints or charges pending or threatened to be filed with any local or Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary of any individual.


SECTION 5.  COVENANTS AND CONTINUING AGREEMENTS

    5.1 AFFIRMATIVE COVENANTS. So long as any amount owing in respect of the Obligations (whether or not due) shall remain unpaid, Borrower covenants that, unless otherwise consented to by the Required Banks in writing, it shall:

         (A) REPORTING REQUIREMENTS.  Furnish to Lender:

                   (i) simultaneously with the delivery of the financial statements required by this Section 5.1(A), a certificate of an Authorized Officer, stating (a) that such officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his supervision a review of the condition and operations of Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether Borrower was in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or such Default existed, describing the nature and period of existence thereof and the action which Borrower and its Subsidiaries propose to take or took with respect thereto and (b) a schedule showing the calculations specified in Section 5.2(K) of this Agreement;

                   (ii)  as soon as possible, and in any event within five
(5) days after the occurrence of an Event of Default or Default, or a Material Adverse Change, the written statement of an Authorized Officer, setting forth the details of such Event of Default, Default or Material Adverse Change and the action which Borrower proposes to take with respect thereto;

                   (iii) any and all periodic reports, proxy statements, financial statements, registration statements, prospectuses and other material filed by Borrower or any of its Subsidiaries with any securities exchange or with the Commission or any other governmental or private regulatory authority or distributed generally to the stockholders of any class furnished to the Senior Lenders within five (5) days following the date any such document or report is so furnished, and in the event that there are no Senior Lenders, the Borrower shall continue to provide such documents on the same basis to the Lender as set forth in the most recent Senior Loan Agreement.

         (B) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and Environmental Laws), except where such failure to comply would not, either in any case or in the aggregate, reasonably be likely to result in a Material Adverse Effect. Borrower shall timely make all filings required to be made under the Exchange Act and such filings shall comply in all material respects with the requirements of the Exchange Act.

         (C) PRESERVATION OF EXISTENCE, ETC. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary, except (i) where the failure to maintain and preserve the existence, rights and privileges of Borrower or its Subsidiaries would not, either in any single case or in the aggregate, reasonably be likely to result in a Material Adverse Effect, (ii) where such failure to qualify would not, either in any case or in the aggregate, reasonably be likely to result in a Material Adverse Effect or
(iii) to the extent permitted under Section 5.2 (D) hereof.

         (D) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

         (E) INSPECTION RIGHTS. Permit, and cause each of its Subsidiaries to permit, Agent, or any agents or representatives thereof at any time and from time to time upon reasonable notice to Borrower during normal business hours to examine and make copies of and abstracts from their records and books of account, to visit and inspect their properties, to conduct examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof provided that (i) the foregoing shall be in a manner so as not to unduly disrupt the business of Borrower or its Subsidiaries and (ii) such notice shall not be required if an Event of Default has occurred and is continuing.

         (F) MAINTENANCE OF PROPERTIES, ETC. Except as may be permitted by any term of the Senior Loan Documents and as would not reasonably be likely to have a Material Adverse Effect: (i) at all times do and cause to be done and cause its Subsidiaries to do and cause to be done, all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate, and cause each of its Subsidiaries to maintain and operate, its businesses in the same general manner in which they are presently conducted and operated; (iii) take, and cause each of its Subsidiaries to take, all actions which may be required to obtain, preserve, renew and extend all Permits and other authorizations which are material to the operation of such businesses; and (iv) and at all times maintain, preserve and protect, and cause each of its Subsidiaries to maintain, preserve and protect all property material to the conduct of such businesses and keep, and cause each of its Subsidiaries to keep, such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         (G) MAINTENANCE OF INSURANCE. Maintain for Borrower and its Subsidiaries with responsible and reputable insurance companies or associations insurance (including, without limitation, comprehensive general liability and hazard insurance) with respect to their properties and business, in such amounts and covering such risks, as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

         (H) ENVIRONMENTAL. (i) Keep, and cause each of its Subsidiaries to keep, any property either owned or operated by it free of any Liens arising under Environmental Laws and (ii) comply with all Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, except where such failure to keep such property free of Liens or to so comply would not reasonably be likely to result in a Material Adverse Effect.

         (I) FURTHER ASSURANCES. Shall, and shall cause each Subsidiary to, do, execute, acknowledge and deliver, at the sole cost and expense of Borrower or any such Subsidiary, all such further acts and assurances as Agent may reasonably require from time to time in order to better assure and confirm unto Agent and the Banks the rights now or hereafter intended to be granted to Agent and the Banks under this Agreement, any Loan Document or any other instrument under which Borrower or any of its Subsidiaries may be or may hereafter become bound for carrying out the intention or facilitating the performance of the terms of the Agreement.

         (J) TAXES. On a timely basis properly file, cause to be filed or cause to be included in, and cause each of its Subsidiaries to file, cause to be filed or cause be included in, all Tax returns, reports and statements (whether federal, provincial, state, local or otherwise) required to be filed in all jurisdictions in which such returns, reports and statements are required to be filed, except to the extent that the failure to take any such action would not, in any single case or in the aggregate, reasonably be likely to result in a Material Adverse Effect. All such Tax returns shall be correct and complete in all respects, except to the extent that the failure of such Tax returns to be correct and complete would not, in any single case or in the aggregate, reasonably be likely to result in a Material Adverse Effect. On a timely basis, pay, and cause each of its Subsidiaries to pay, all Taxes shown thereon to be due (taking into account any applicable extensions with respect thereto), together with applicable interest and penalties except to the extent that (i) such Taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien which results from the nonpayment thereof and with respect to which adequate reserves are set aside for the payment thereof or (ii) the failure to so pay would not, in any single instance or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

         (K) BOARD OBSERVATION RIGHTS. Agent shall have the right, at any time and from time to time, to appoint, remove and replace up to two (2) non-voting observers to the Board of Directors of Borrower. Such observers shall have the right to attend and observe all meetings of the Board of Directors and to receive and review any notices of such meetings, written consents of the Board of Directors of Borrower and other documents and information at the same time and on the same basis as the directors of Borrower generally.

         (L) NOTICE OF CERTAIN MATTERS. Borrower shall, as soon as possible, and in any event within five (5) days after Borrower learns of the following, give written notice to the Agent and Lender of (i) any material litigation being instituted or threatened to be instituted by or against Borrower or any Subsidiary in any federal, state, local or foreign court of before any commission or other regulatory body (federal, state, local or foreign) including, without limitation, any and all pending or threatened proceedings with respect to environmental matters, (ii) any labor dispute to which Borrower or any Subsidiary may become a party and which has had or might have a Material Adverse Effect, any strikes or walkouts relating to any of its plants or facilities, and the expiration of any labor contract to which it is a party or by which it is bound, (iii) any Event of Default, (iv) any judgment rendered against Borrower or any Subsidiary and (v) any other event or occurrence which could have a Material Adverse Effect.

    5.2 NEGATIVE COVENANTS. So long as any amount owing in respect of the Obligations (whether or not due) shall remain unpaid, Borrower shall not, without the prior written consent of the Required Banks:

         (A) LIENS, ETC. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than:

                   (i)  Liens securing Senior Indebtedness; and

                   (ii) any other Liens permitted under the terms of the Senior Loan Agreements.

         (B) INDEBTEDNESS. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, other than:

                   (i)  Senior Indebtedness; and

                   (ii) any other Indebtedness permitted under the terms of the Senior Loan Agreements.

         (C) GUARANTIES, ETC. Assume, guarantee, indorse or otherwise become directly or contingently liable, or permit any of its Subsidiaries to assume, guarantee, indorse or become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), in connection with any Indebtedness of any other Person, other than:

                   (i) guaranties by indorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                   (ii)  any guaranty in respect of any Senior Indebtedness; and

                   (iii) any other guaranty permitted under the terms of the Senior Loan Agreements.

         (D)  MERGER, CONSOLIDATION, SALE OF ASSETS, ETC.

                   (i) Merge or consolidate with, or purchase, lease or otherwise acquire all or substantially all of the assets or properties of, any Person, or permit any of its Subsidiaries to do any of the foregoing with any Person; PROVIDED, HOWEVER, that any Subsidiary may be merged into Borrower or another such Subsidiary, may consolidate with another such Subsidiary or Borrower, or may purchase, lease or otherwise acquire all or substantially all of the assets or properties of another such Subsidiary so long as (a) such merger or consolidation would not cause a Default or Event of Default and (b) Borrower gives Agent at least thirty (30) days' prior written notice of such merger, consolidation or other acquisition.

                   (ii) Except for the sale of Borrower's retail operation pursuant to the Disposition Plan, sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, assign, lease or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, all or any substantial portion of its properties, rights or other assets whether now owned or hereafter acquired to any Person; PROVIDED that (a) Borrower and its Subsidiaries may sell Inventory in the ordinary course of business, (b) Borrower and its Subsidiaries may dispose of obsolete or worn-out property in the ordinary course of business and (c) Borrower and its Subsidiaries may make such dispositions, sales, leases or transfers of properties, rights and assets as are permitted under the Senior Loan Agreements.

         (E) CHANGE IN NATURE OF BUSINESS; AMEND ORGANIZATIONAL DOCUMENTS. Make, or permit any of its Subsidiaries to make, any substantial change in the nature of its business as carried on at the date hereof. Borrower and its Subsidiaries shall not amend its Articles or Certificate of Incorporation or by-laws or other organizational documents in a manner which could have a Material Adverse Effect.

         (F) INVESTMENTS, ETC. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any capital stock, other securities or obligations of, or any interest in, any Person, other than:

              (i)   Permitted Investments;

              (ii)  investments existing on the date hereof, as set forth in
Schedule 5.2(F)(ii) hereto;

              (iii) loans to, or other investments in, Borrower or any of its Subsidiaries;

              (iv) investments permitted under the terms of the Senior Loan Agreements; and

              (v) other investments (not otherwise referred to in this Section 5.2(F)), in an aggregate amount not to exceed One Million Dollars ($1,000,000).

         (G) DIVIDENDS, ETC. Directly or indirectly, and shall not permit any Subsidiary, to declare, pay, order, make or set apart: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value direct or indirect of any shares of any class of Stock of Borrower now or thereafter outstanding; (c) except with respect to the Senior Loan Agreements, any payment or prepayment of principal or premium, if any, or interest on, fees with respect to, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to obligations of Borrower; (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of the Borrower now or hereafter outstanding; or (e) any payment by Borrower of any management fees, advisor fees or similar fees whether pursuant to a management agreement or otherwise to any Affiliate of Borrower; PROVIDED, HOWEVER, that any Subsidiary may declare and pay dividends to Borrower or any Subsidiary of which it is a Subsidiary.

         (H) FEDERAL RESERVE REGULATIONS. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose which violates or is inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

         (I) TRANSACTIONS WITH AFFILIATES. Enter into or be a party to, or permit any Subsidiary to enter into or be a party to any transaction with any Affiliate of Borrower (other than any transaction between Borrower and any Subsidiary of Borrower or between any Subsidiary of Borrower and any other Subsidiary of Borrower), except (i) as authorized by a majority of the disinterested directors of Borrower or any such Subsidiary, as the case may be, or (ii) otherwise in the ordinary course of business, in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties.

         (J) AMENDMENT OR WAIVER OF SENIOR LOAN AGREEMENTS. Within two (2) days following the execution and delivery thereof, fail to provide Lender with a copy of any amendment, modification, waiver, change to or replacement of any Senior Loan Agreement.

         (K)  FINANCIAL COVENANTS.

              (i) CONSOLIDATED TANGIBLE NET WORTH. Permit the Consolidated Tangible Net Worth of Borrower and its Consolidated Subsidiaries as of the end of each fiscal quarter to be less than the amount set forth below opposite each such fiscal quarter end:

                                                          Minimum
               Fiscal Quarter End                    Tangible Net Worth
               ------------------                    ------------------
             September 1996                              $4,388,000
              December 1996                              $5,212,000
                 March 1997                              $6,822,000
                  June 1997                              $7,414,000
             September 1997                              $7,994,000
              December 1997                              $9,536,000
                 March 1998                             $11,509,000
                  June 1998                             $12,317,000
             September 1998                             $13,175,000
              December 1998                             $15,158,000
                 March 1999                             $17,110,000
                  June 1999                             $18,231,000

             September 1999                             $19,437,000
              December 1999                             $21,866,000
                 March 2000                             $24,555,000
                  June 2000                             $25,666,000
             September 2000                             $26,658,000
              December 2000                             $28,453,000
                 March 2001                             $30,554,000
                  June 2001                             $31,732,000
             September 2001                             $32,958,000
              December 2001                             $35,055,000


              (ii) CASH FLOW COVERAGE RATIO. Permit the Cash Flow Coverage Ratio for each period of four (4) consecutive quarters for which the last quarter ends on a date set forth below to be less than the amount set forth opposite such date:


                                                      Minimum Cash
             Fiscal Quarter End                    Flow Coverage Ratio
             ------------------                    -------------------
             September 1996                               1.2:1
              December 1996                               1.2:1
                 March 1997                               1.2:1
                  June 1997                               1.2:1
             September 1997                               1.2:1
              December 1997                               1.2:1
                 March 1998                               1.2:1
                  June 1998                               1.2:1
             September 1998                               1.2:1
              December 1998                               1.2:1
                 March 1999                               1.2:1
                  June 1999                               1.2:1
             September 1999                               1.2:1
              December 1999                               1.2:1
                 March 2000                               1.2:1
                  June 2000                               1.2:1
             September 2000                               1.2:1
              December 2000                               1.2:1
                 March 2001                               1.2:1
                  June 2001                               1.2:1
             September 2001                               1.2:1
              December 2001                               1.2:1


SECTION 6. CONDITIONS PRECEDENT

    As a condition precedent to Lender making Loans hereunder, the following conditions, as the case may be, shall be fulfilled in a manner reasonably satisfactory to Lender:

    6.1 THE LOAN. Lender shall have received the following documents on or prior to the Closing Date:

         (A) a copy of the Financial Statements, together with a certificate of an Authorized Officer, setting forth (i) all existing Indebtedness, pending or, to the best of Borrower's knowledge, threatened litigation or claims and other contingent liabilities of Borrower and its Subsidiaries and (ii) all dividends declared or paid since the date of such Financial Statements and all intercompany payments made or obligations incurred to Affiliates outside the ordinary course of the businesses of Borrower or its Subsidiaries since such date;

         (B) projected balance sheets, income statements and statements of cash flow all prepared on a monthly basis for the fiscal year beginning January 4, 1997 for Borrower and its Consolidated Subsidiaries;

         (C) a favorable written opinion of Brownstein Hyatt Farber & Strickland, PC, counsel to Borrower, substantially in the form of Exhibit B hereto;

         (D) the Note, duly executed and delivered by Borrower, and any other instruments, documents or certificates executed by Borrower or any of its Subsidiaries in respect of the transactions contemplated by this Agreement or which are reasonably requested by Agent;

         (E) the Current Subordination Agreement, duly executed and delivered by the parties thereto;

         (F) true, correct and complete copies of each of the executed Current Senior Loan Documents (executed on or prior to the date hereof);

         (G) a certificate of an Authorized Officer setting forth in reasonable detail the calculations required to establish whether Borrower is in compliance with the requirements of the financial covenants of Section 5.2(K) hereof;

         (H) a certificate of an Authorized Officer certifying the names and true signatures of those officers of Borrower that are authorized to provide all notices under this Agreement and the Loan Documents;

         (I) evidence that Borrower and its Subsidiaries are in full compliance with all of its representations, warranties, covenants and agreements set forth in the Current Senior Loan Documents, that neither Borrower nor its Subsidiaries are in breach of, or default under, any of the Current Senior Loan Documents and that the Current Senior Loan Documents are in full force and effect in accordance with their respective terms;

         (J) evidence that all requisite third party consents to the transactions contemplated by the Loan Documents and the Current Senior Loan Documents have been received; and

         (K) the Warrant, duly executed by Borrower and delivered to BIB or its designee(s).

         (L) a copy of the organizational documents, including any Articles or Certificate of Incorporation or other constitutive documents of Borrower and each of its Subsidiaries, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of organization;

         (M) good standing and tax clearance certificates, as applicable, for Borrower and each of its Subsidiaries, issued by the Secretary of State or other appropriate official of each applicable jurisdiction of organization and each jurisdiction where the conduct of the business activities or the ownership of the properties of Borrower and each of its Subsidiaries necessitates qualification;

         (N) certificates of an Authorized Officer, dated such Closing Date and certifying that (a) the representations and warranties set forth in Section 4 hereof are true and correct on and as of such date, except for any such representation or warranty made solely as of the Closing Date, as specified in
Section 4 hereof, (b) Borrower and its Subsidiaries, on such date, are in compliance with all the terms and provisions set forth in this Agreement, (c) on such date, no Default or Event of Default has occurred or is continuing and (d) as to the incumbency and signature of the Secretary of Borrower or any other Person executing the certificate described in clause (iv) below;

         (O)  certificates of the Secretary of Borrower, dated such Closing
Date and certifying (a) that attached thereto is a true and complete copy of the Articles or Certificate of Incorporation or other constitutive documents, in each case as amended to date, of Borrower and each Subsidiary, (b) that attached thereto is a true and complete copy of the By-laws of Borrower and each Subsidiary, as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in clause (c) below, (c) that attached thereto is a true and complete copy of a resolution duly adopted by the Board of Directors of Borrower, authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents executed and delivered by Borrower, and that such resolution has not been modified, rescinded or amended and is in full force and effect, (d) that the constitutive documents of Borrower and each Subsidiary have not been amended since the date of the last amendment thereto shown on the certificate of good standing, if applicable, furnished pursuant to clause (ii) above and (e) as to the incumbency and specimen signature of each Person executing this Agreement or any other Loan Document on behalf of Borrower;

         (P) a notice of borrowing and disbursement authorization letter with respect to the disbursement of the proceeds of such Loan;

         (Q) Borrower shall have paid all fees and expenses of Lender incurred in connection with the transactions contemplated hereunder as provided for in Sections 3.2 and 10.3 hereof; and

         (R) such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

    6.2 The following conditions shall be satisfied on the Closing Date, in the sole discretion, reasonably exercised, of Lender:

         (A) Borrower shall be in compliance with all the terms and provisions contained herein or in the other Loan Documents on its part to be observed or performed and no Default or Event of Default shall exist;

         (B) each of the conditions precedent to such Loan set forth in the other Loan Documents shall have been satisfied;

         (C) since December 29, 1995 (as modified by the projections contained in the Private Placement Memorandum), there shall not have occurred any Material Adverse Effect;

         (D) no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents, any Senior Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents; and

         (E) all legal matters in connection with the transactions contemplated by the Loan Documents and the Current Senior Loan Documents shall be reasonably satisfactory to Lender and its counsel in their sole discretion.

SECTION 7. EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON DEFAULT

    7.1 EVENTS OF DEFAULT. The existence of any one or more of the following events shall constitute an Event of Default:

         (A) Borrower shall fail to pay any (i) principal of any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under the Loan Documents or (ii) any Interest, any fee, indemnity or other amounts due or other Obligations under any Loan Document when due and such failure shall continue unremedied for fifteen (15) days;

         (B) Any representation or warranty made by Borrower or any officer of Borrower under or in connection with any Loan Document shall have been or shall be incorrect in any material respect when made;

         (C) Borrower shall fail to perform or observe any of its Obligations under any Loan Document, including but not limited to any covenant contained in Sections 5.1 or 5.2 hereof (other than occurrences referred to or embodied in other provisions of this Section 7.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) Borrower's receipt of notice from Lender or (ii) actual knowledge of such breach by Borrower;

         (D) Borrower or any Subsidiary shall fail to pay any principal or interest on any of its Indebtedness (other than a Default under the Loan described in Subsection (A)) in excess of One Million Dollars ($1,000,000), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be paid or prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (E) Borrower or any Subsidiary (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such party or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally,
(iii) shall make a general assignment for the benefit of creditors or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (E);

         (F) Any proceeding shall be instituted against Borrower or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Borrower or any Subsidiary or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of seventy (70) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

         (G) Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower or any Governmental Authority or other regulatory body having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny in writing that Borrower has any material liability or obligation purported to be created under any Loan Document;

         (H) One or more judgments or orders (other than a judgment or award described in subsections (E) or (F) of this Section 7.1 or judgments for which Borrower has escrowed funds sufficient to satisfy such judgment) for the payment of money exceeding any applicable insurance or bond coverage by more than One Million Dollars ($1,000,000) in the aggregate for Borrower and its Subsidiaries shall be rendered against Borrower or any of its Subsidiaries and either
(i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         (I)  A Change of Control shall have occurred;

         (J) At any time, Borrower or any of its Subsidiaries shall be liable in respect of an aggregate principal amount of Indebtedness under all Senior Loan Agreements in excess of Twenty-Eight Million Dollars ($28,000,000);

         (K) At any time, Borrower shall be liable in respect of an aggregate principal amount of term loan Indebtedness under all Senior Loan Agreements in excess of Ten Million Dollars ($10,000,000);

         (L)  A Material Adverse Change shall have occurred; or

         (M) The Structuring Fee shall have not been paid in full on January 3, 1997;

then, and in any such event, and except as otherwise provided in the Subordination Agreement, Lender , upon the direction of the Required Banks, shall by notice to Borrower, (i) declare all Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; PROVIDED, HOWEVER, that upon the occurrence and during the continuance of any Event of Default described in subsections (E) or (F) of this Section 7.1, the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, and (ii) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents.

    7.2 REMEDIES CUMULATIVE; NO WAIVER. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or thereto or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to, and not in derogation or substitution of, any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to exercise or enforce any rights, powers, or remedies hereunder or under any of the aforesaid agreements or other documents shall not operate as a waiver of such rights, powers and remedies, but all such rights, powers, and remedies shall continue in full force and effect until the outstanding principal amount of the Loan, all interest and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied, and all rights, powers, and remedies herein provided for are cumulative and none are exclusive.

SECTION 8.    THE AGENT

    The provisions of this Section 8 shall be operative during, and with respect to, any time when there shall be more than one (1) Bank hereunder.

    8.1 AUTHORIZATION AND ACTION. Each Bank (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes Agent, in such capacity (i) to receive on behalf of each Bank any payment of principal of or interest on the Note outstanding hereunder and all other amounts accrued hereunder paid to Agent, and, subject to Section 8.8 of this Agreement, to distribute promptly to each Bank its Pro Rata Share of all payments so received, (ii) to distribute to each Bank copies of all material notices and agreements received by Agent and not required to be delivered to each Bank pursuant to the terms of this Agreement; PROVIDED that Agent shall not have any liability to the Banks for Agent's inadvertent failure to distribute any such notice or agreement to the Banks and (iii) subject to Section 10.2 of this Agreement, to take such action as Agent deems appropriate on its behalf to administer the Loan and the Loan Documents and to exercise such other powers delegated to Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Note), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions of the Required Banks shall be binding upon all Banks and all holders of Note; PROVIDED, HOWEVER, that Agent shall not be required to take any action which, in the reasonable opinion of Agent, exposes Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.



    8.2 BORROWER'S DEFAULT. In the event that (i) Borrower fails to pay when due the principal of or Interest on any Note or the amount of any other Obligation payable hereunder or (ii) Agent receives written notice of the occurrence of an Event of Default, Agent shall promptly give written notice thereof to the Banks, and shall take such action with respect to such Event of Default as it shall be directed to take by the Required Banks; PROVIDED, HOWEVER, that, unless and until Agent shall have received such directions, Agent may take such action or refrain from taking such action hereunder or under the other Loan Documents with respect to an Event of Default, or Default, as it shall deem advisable in the best interest of the Banks.

    8.3 AGENT'S RELIANCE, ETC. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof, pursuant to Section 10.6 hereof, signed by such payee and in form satisfactory to Agent, (ii) may consult with legal counsel (including, without limitation, counsel to Agent or counsel to Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents, (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person or to inspect property (including, without limitation, the books and records) of any Person and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable, telex or other form of electronic transmission) believed by it to be genuine and signed or sent by the proper party or parties.

    8.4 DILMUN. With respect to the Loan made by it and the Note issued to it, Dilmun shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent; and the terms "Lender," "Bank" or "any Banks" shall, unless otherwise expressly indicated, include Dilmun in its respective individual capacities. Dilmun may lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, Borrower, any of its Affiliates, or any Person who may do business with or own securities of Borrower or any of its Affiliates, all as if Dilmun were not Agent and without any duty to account therefor to any Banks.

    8.5 BANK CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    8.6  INDEMNIFICATION.  Each Bank agrees to indemnify and hold harmless
Agent (to the extent not reimbursed by Borrower), ratably according to the Pro Rata Shares of each Bank, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by Agent under this Agreement or the other Loan Documents; PROVIDED, HOWEVER, that no Bank shall be liable to

Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which there has been a final judicial determination that such resulted from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees, disbursements and other charges) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that Agent is not reimbursed in full for such expenses by Borrower. The obligations of each Bank under this Section 8.6 shall survive the termination of this Agreement and the other Loan Documents and the payment of all other obligations of Agent and the Banks under this Agreement and the other Loan Documents.

    8.7 SUCCESSOR AGENT. Agent may resign at any time by giving written notice thereof to the Banks and Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent, which shall be Dilmun or another entity reasonably acceptable to Borrower, with such rights and obligations hereunder as those previously held by the retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


SECTION 9. SUBORDINATION. The Loan and all Obligations shall be, and hereby are, expressly made subordinate in right of payment to all Senior Indebtedness, to the extent and in the manner provided in the Subordination Agreement.


SECTION 10.  MISCELLANEOUS

    10.1 INDEMNIFICATION. In addition to all of Borrower's other Obligations under this Agreement, Borrower agrees to defend, protect, indemnify and hold harmless Agent and each Bank and all of the respective officers, directors, employees, attorneys, consultants and agents of Agent and each Bank (collectively called the "Indemnities") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnities, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement or of any document executed in connection with the transactions contemplated by this Agreement; (ii) the furnishing of funds to Borrower under this Agreement, including, without limitation, the management of any Loan; (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement; or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); PROVIDED, HOWEVER, that Borrower shall not have any obligation to any Indemnitee hereunder for any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.1 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnities. The foregoing indemnity shall survive the repayment of the Obligations.

    10.2 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure therefrom by Borrower, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, (i) reduce the principal of, or interest on, the Loans or Obligations, (ii) postpone any date fixed for any payment of principal of, or interest or fees on, the Loans or the amount of any other Obligations, (iii) change the percentage of the aggregate unpaid principal amount of the Note, which shall be required for Banks to take any action hereunder or (iv) amend, modify or waive this Section 10.2.

    10.3 EXPENSES; ATTORNEYS' FEES. Borrower agrees to pay or cause to be paid, on demand, and to save Agent (and, in the case of clauses (iii) through (viii) below, each Bank) harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for Agent (and, in the case of clauses (iii) through (xii) below, each Bank), accounting, due diligence, periodic field audits (except, if Borrower is not in Default, in which event expenses in connection with only one (1) periodic field audit per year), investigation, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by Agent (and, in the case of clauses (iii) through (viii) below, each Bank) from time to time arising from or relating to (other than when arising from the gross negligence or willful misconduct of Agent or a Bank, as the case may be): (i) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents; (ii) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given; (iii) the preservation and protection of any of Agent's and each Bank's rights under this Agreement or the other Loan Documents; (iv) the defense of any claim or action asserted or brought against Agent or the Banks by any Person that arises from or relates to this Agreement, any other Loan Document, Agent's or the Bank's claims against Borrower, or any and all matters in connection therewith; (v) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document;

(vi) the filing of a petition, complaint, answer, motion or other pleading by Agent or a Bank, or the taking of any action in connection with this Agreement or any other Loan Document; (vii) any attempt to collect from Borrower; and (viii) the receipt of any advice with respect to any of the foregoing.

    10.4 INDULGENCES NOT WAIVERS. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Agent or the Banks thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower.

    10.5 SEVERABILITY. Wherever possible, each provision of this Agreement or any other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Documents shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such agreement.

    10.6  ASSIGNMENTS AND PARTICIPATIONS.

         (A) Borrower hereby consents to each Bank's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, each Bank's rights, title, interests, remedies, powers, and duties hereunder or thereunder, subject to the remaining provisions of this Section 10.6; PROVIDED, HOWEVER, that (i) at no time during the term of this Agreement may more than thirty-three and one-third percent (33-1/3%) of all of the Bank's interests in the Loans be held other than by Dilmun and (ii) Dilmun shall, at all times, serve as Agent hereunder.

         (B) Subject to Section 10.6(A), each Bank may, with the written consent of Agent, assign to one or more other Banks or other Persons all or a portion of its rights and obligations under this Agreement; PROVIDED, HOWEVER, that (i) such assignment is in an amount which is at least One Million Dollars ($1,000,000) or an increment of Five Hundred Thousand Dollars ($500,000) in excess thereof, (ii) such assignee shall enter into an agreement with the assignor in form and substance satisfactory to Agent, (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance, an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, together with any Note subject to such assignment, and such parties shall deliver to Agent a processing and recordation fee of Two Thousand Five Hundred Dollars ($2,500) and (iv) such assignee shall execute and deliver a Subordination Agreement (substantially in the form of Exhibit C hereto) in accordance with the terms of Section 6 of such Assignment and Acceptance. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be determined in accordance with
Section 3 of such Assignment and Acceptance (or such shorter period as shall be agreed to by Agent and the parties to such assignment), (a) the assignee thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (b) the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Any such assignment shall not adversely affect Borrower's rights under this Agreement except that the assigning Bank shall not be responsible for the obligations assigned.

         (C) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto that: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement of any other instrument or document furnished pursuant hereto; and (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its Subsidiaries or the performance or observance by Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.

         (D) Agent shall maintain at its address referred to in Section 10.9 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (E) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee Bank, together with the Note subject to such assignment and the processing and recordation fee, Agent may, in its sole discretion, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, both (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to Borrower. Within three (3) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Note a new Note to the order of such assignee Bank in an aggregate principal amount equal to the Loan amount assumed by it pursuant to such Assignment and Acceptance, and if the assigning Bank has retained any Loan amount hereunder, a new Note to the order of the assigning Bank in an aggregate principal amount equal to the Loan amount retained by it hereunder.
 Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the date of Agent's acceptance of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

         (F) Each Bank may, with the consent of Agent, in its sole discretion, at any time grant participations in any of its rights hereunder or under the Note; PROVIDED that the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Bank had not sold such participation; and PROVIDED FURTHER, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document, except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of an installment on, the application of any prepayment or the method of any application of any prepayment to, the amortization of the Loan shall not constitute an extension of the final scheduled maturity date) or reduce the rate or extend the time of payment of Interest on the Loan (except in connection with a waiver of the applicability of any increase in Interest pursuant to Section 3.1(C)), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or a prepayment, shall not constitute a change in the terms of any Commitment) or (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement.

         (G) Notwithstanding any other provision of this Section 10.6, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require Borrower to file a registration statement or qualify an indenture with the Commission or it qualify the Loans under the "Blue Sky" laws of any State.

         (H) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank, pursuant to an assignment permitted by this
Section 10.6 or has any interest in the Loan by its acceptance of such assignment or interest, upon its becoming party to this Agreement, represents: it is purchasing the Note for its own account or for one or more separate accounts maintained by it or for the account of one or more affiliated Accredited Investors on whose behalf it has authority to make this representation or for the account of one or more pension or trust funds of which it is trustee, in each case for investment and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Note (except to one or more such affiliated Accredited Investors and except for sales pursuant to Rule 144A under the Securities Act); PROVIDED that the disposition of its or their property shall at all times be within its or their control. If it is purchasing for the account of one or more pension or trust funds, it represents that (except to the extent it has otherwise advised Brownstein Hyatt Farber & Strickland, PC, as counsel for Borrower, in writing) it has sole investment discretion with respect to the acquisition of the Note to be issued to it pursuant to this Agreement and the determination and decision on its behalf to purchase such Note for such pension or trust funds is being made by the same individual or group of individuals who customarily pass on such investments, so that its decision as to purchases for all such funds is the result of one study and conclusion.
It understands that the Note have not been registered under the Securities
Act and may be resold (which resale is not now contemplated) only if registered pursuant to the provisions of such Securities Act or if an exemption from registration therefrom is available, and that Borrower is not required to register the Note.

         (I) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by this
Section 10.6 or has any interest in the Loan, by its acceptance of such assignment or interest or upon its becoming party to this Agreement, represents that one or more of the following statements is individually or collectively, as the case may be, an accurate representation as to the source of all the funds to be used by it to pay the purchase price of the Note purchased by it hereunder:

                   (i) if it is an insurance company, no part of such funds constitutes assets allocated to a separate account (within the meaning of ERISA and the regulations thereunder) maintained by it in which an employee benefit plan (or its related trust) has any interest; or

                   (ii) if it is an insurance company, to the extent that any part of such funds constitutes assets allocated to any separate account maintained by it, (i) such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption ("PTE") 90-1, in which case it has disclosed to Borrower in writing the names of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this Section 10.6 (I), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan), and every relevant requirement of PTE 90-1 specifically applicable to it which is required to be satisfied as of the date of such purchase will be satisfied in all material respects as of such date of purchase or (ii) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which it has delivered to Borrower in writing; or

                   (iii) if it is a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of Prohibited Transaction Class Exemption 84-14 (the "QPAM Exemption") ) of such funds which constitute assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by it, every relevant requirement of the QPAM Exemption specifically applicable to it which is required to be satisfied as of the date of such purchase will be satisfied in all material respects as of the date of such purchase and it has disclosed to Borrower in writing its name as such QPAM and the names of all employee benefit plans whose assets are included in such investment fund; or

                   (iv) if it is other than an insurance company or an investment company, all or a portion of such funds consists of funds which do not constitute assets of any employee benefit plan and the remaining portion, if any, of such funds consists of funds which may be deemed to constitute assets of one or more specific employee benefit plans, complete and accurate information as to the identity of each of which it delivered to Borrower in writing; or

                   (v) if its funds constitute assets of an "investment fund" (within the meaning of the QPAM Exemption referred to in subparagraph (iii) above), such assets of such "investment funds" are managed by a QPAM (as defined in subparagraph (iii) above), such QPAM has investment discretion with respect to the transaction for purposes of applying the QPAM exemption, and every relevant requirement of the QPAM Exemption specifically applicable to such QPAM which is required to be satisfied as of the date of such purchase will be satisfied in all material respects as of the date of such purchase.

         As used in this Section 10.6, the term "employee benefit plan" shall mean any employee benefit plan subject to section 406 of ERISA, and any employee benefit plan, or individual retirement account subject to section 4975 of the Internal Revenue Code, and the term "separate account" shall have the meaning assigned to it in section 3 of ERISA.

         (J) Notwithstanding any other provisions of this Section 10.6 any participation, sale, transfer, assignment or other disposition of the interests or obligations of any Bank hereunder shall be subject to such limitations as may be imposed by Agent in its sole discretion and (ii) at no time shall there be more than six (6) Banks hereunder.

         (K) Agent shall maintain at its address referred to in Section 10.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender and its assignees (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent, Lender and its assignees may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice. Borrower hereby irrevocably appoints Agent as its agent for purposes of maintaining such register in accordance with this Section 10.6(K).

    10.7 CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the other Loan Documents are hereby made cumulative with the provisions of this Agreement. Except as specifically otherwise provided in this Agreement or in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

    10.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

    10.9 NOTICE. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto to be effective shall be in writing, shall be sent by certified or registered mail, return receipt requested), or by telecopier or delivered by hand or by a recognized overnight courier service and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered when delivered against receipt or, in the case of telecopy notice, when sent, or, in the case of telex, when the appropriate answerback received, addressed as follows:

         (A)  If to Lender:

              Dilmun Financial Services, an unlimited Irish company Harbourmaster Place 4
              International Financial Services Centre
              Dublin, Ireland
              Attention: Ruth Eaton
              Phone: 011-353-167-00463
              Telecopy: 011-353-167-00181

              With a copy to:

              Bahrain International Bank E.C.
              Bahrain Commercial Complex
              13th Floor, P.O. Box 5016
              Manama, Bahrain
              Attention:  Sameer Al Aradi
              Phone:  011-973-534-545
              Telecopy:  011-973-535-141

              and

              Squadron, Ellenoff, Plesent & Sheinfeld, LLP
              551 Fifth Avenue
              New York, New York 10176
              Attention:  David L. Kovacs, Esq.
              Phone: (212) 661-6500
              Telecopy: (212) 697-6686

         (B)  If to Borrower, at:

              Brothers Gourmet Coffees, Inc.
              2255 Glades Road
              Suite 100 E
              Boca Raton, Florida 33431
              Attention: Barry Bilmes, Vice President Finance
                         and Administration
              Phone: (561) 995-2600
              Telecopy: (561) 241-6690

              With a copy to:

              Brownstein Hyatt Farber & Strickland, P.C.
              410 Seventeenth Street
              Twenty Second Floor
              Denver, Colorado 80202-4437
              Attention: John L. Ruppert, Esq.
              Phone: (303) 534-6335
              Telecopy: (303) 623-1956

or to such other address as each party may designate for itself by like notice given in accordance with this Section 10.9.

    10.10 BANK'S CONSENT. Whenever Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Agent or such Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the payment of money or any other matter.

    10.11 DEMAND. Nothing in this Agreement shall affect or abrogate the demand nature of any portion of the Obligations expressly made payable on demand by this Agreement or by any instrument evidencing same, and the occurrence of an Event of Default shall not be a prerequisite for requiring payment of such Obligations.

    10.12  ENTIRE AGREEMENT; HEADINGS.  This Agreement, including the
Schedules and Exhibits that are attached hereto and form a part hereof, and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    10.13 GOVERNING LAW; CONSENT TO FORUM. This Agreement, the Note and the other Loan Documents shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York without regard to conflicts of law principles. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, Borrower hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, party at its address for notices contained in Section 10.9, such service to become effective ten (10) days after such mailing. Borrower hereby irrevocably appoints the Secretary of State of the State of New York as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of Agent or any Bank to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

    10.14  WAIVERS BY BORROWER.  BORROWER, EACH BANK AND AGENT HEREBY WAIVE
ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND EACH BANK ENTERING INTO THIS AGREEMENT.

    10.15 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Bank may, and is hereby authorized to, at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, and subject to the rights of the Senior Agent and the Senior Lenders under the Subordination Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower against any and all obligations of Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Bank shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Such Bank agrees to notify Borrower promptly after any such set-off and application made by such Bank; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.15 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

    10.16 CONSENT BY AGENT. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of Agent or the Banks shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which Agent or the Banks has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by Agent or any Bank, as the case may be, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

    10.17 NO PARTY DEEMED DRAFTER. Borrower, the Banks and Agent agree that no party hereto shall be deemed to be the drafter of this Agreement, and each of Borrower, the Banks and Agent further agrees that, in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.

    10.18 REINSTATEMENT; CERTAIN PAYMENTS. If claim is ever made upon Agent or any Banks for repayment or recovery of any amount or amounts received by Agent or any Banks in payment or on account of any of the Obligations under this Agreement, Agent or such Bank shall give prompt notice of such claim to each other Bank and Borrower, and if Agent, or any Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Agent, the Banks or any of their property or (ii) any good faith settlement or compromise of any such claim effected by Agent with any such claimant, then and in such event, Borrower agrees that (a) any such judgment, decree, order, settlement or compromise shall be binding upon Borrower notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the other Loan Documents or the termination of this Agreement or the other Loan Documents and
(b) it shall be and remain liable to Agent and the Banks hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent and the Banks.

    IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning hereof.


    Borrower:                          BROTHERS GOURMET COFFEES, INC.



                                       By:
                                          ---------------------------------
                                          Name:
                                               ----------------------------
                                          Title:
                                                ---------------------------


    Lender:                            DILMUN FINANCIAL SERVICES, AN
                                        UNLIMITED IRISH COMPANY


                                       By:
                                          ---------------------------------
                                          Name:
                                               ----------------------------
                                          Title:
                                                ---------------------------

                     SENIOR SUBORDINATED NOTE AGREEMENT

                       LIST OF SCHEDULES AND EXHIBITS


SCHEDULE 2.1 - Proceeds of the Loan

SCHEDULE 4.2 - Consents of Third Parties

SCHEDULE 4.5(A) - Subsidiaries

SCHEDULE 4.5(B) - Options, Warrants, Etc. issued by the Subsidiaries

SCHEDULE 4.6 - Litigation

SCHEDULE 4.7(A) - Financial Condition

SCHEDULE 4.9 - Employee Plan and Multiemployer Plan

SCHEDULE 4.12 - Nature of Business

SCHEDULE 4.18 - Environmental Matters

SCHEDULE 4.20(A) - Licensed and Owned Trademark Rights

SCHEDULE 4.20(B) - Claims or Actions Related to Trademark Rights

SCHEDULE 4.22(A) - Capital Structure of Borrower

SCHEDULE 4.22(B) - Options, Warrants, Etc. issued by Borrower

SCHEDULE 4.23 - Broker Fees

SCHEDULE 4.24- Material Contracts

SCHEDULE 4.25 - Labor Matters

SCHEDULE 5.2(F)(II) - Investments

EXHIBIT A - Form of Note

EXHIBIT B - Form of Opinion of Brownstein Hyatt Farber & Strickland, PC

EXHIBIT C - Form of Current Subordination Agreement

EXHIBIT D - Form of Assignment and Acceptance

EXHIBIT E - Form of Warrant